UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   Post Effective Amendment No. 2 to Form S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        AmeriResource Technologies, Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                                             84-1084784
          --------                                             ----------
  (State or Other Jurisdiction                             (I.R.S. Employer
 of Incorporation or Organization)                       Identification Number)


            3440 E. Russell Road, Suite 217, Las Vegas, Nevada 89120
               (Address of Principal Executive Offices) (Zip Code)

                            2005 Stock Incentive Plan
                            (Full Title of the Plan)

    Delmar Janovec, 3440 E. Russell Road, Suite 217, Las Vegas, Nevada 89120
            (Name, Address, Including Zip Code, of Agent for Service)

   Telephone number, including area code, of agent for service: (702) 214-4249
                                                                --------------
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                         CALCULATION OF REGISTRATION FEE
========================== =================== ===================== ==================== ==================

                                                 Proposed Maximum     Proposed Maximum
Title of Securities to be   Amount of Shares     Offering Price Per   Aggregate Offering   Amount of
Registered                  to be Registered     Share (1)            Price                registration Fee
-------------------------- ------------------- --------------------- -------------------- ------------------

Common Stock,
par value $0.0001              50,000,000              $0.01                $500,000             $53.50
========================== =================== ===================== ==================== ==================


         (1) Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of January 17, 2005, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

                                EXPLANATORY NOTE

         This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 of AmeriResource Technologies, Inc. (the "Registrant") is being filed pursuant to General Instruction E of Form S-8 in connection with the registration of an additional fifty million (50,000,000) shares of the Registrant's common stock, $0.0001 par value ("Common Stock"). The contents of the Registration Statement on Form S-8 (File No. 333-124381), filed by the Registrant with the Securities and Exchange Commission on April 27, 2005 under which twenty-five million (25,000,000) shares of Common Stock were registered for issuance, are incorporated by reference. The contents of the Post Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-124381), filed by the Registrant with the Securities and Exchange Commission on September 30, 2005 under which thirty million (30,000,000) shares of Common Stock were registered for issuance, are incorporated by reference.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

         The Exhibit Index preceding the exhibits is incorporated by reference herein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, State of Nevada on January 20, 2006.


AMERIRESOURCE TECHNOLOGIES, INC.
/s/ Delmar Janovec
-------------------------
Delmar Janovec, President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this
Post-Effective Amendment No. 2 to the registration Statement has been signed by the following persons in capacities representing the majority of the Registrant's Board of Directors and on the dates indicated.

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NAME                       TITLE                                   DATE
/s/ Delmar Janovec         President, Chief Executive Officer,     January 20, 2006
__________________         Principal Financial Officer,
Delmar Janovec             Principal Accounting Officer, and
                           Chairman of the Board of Directors
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                                       3

                                  EXHIBIT INDEX

ITEM NO.            DESCRIPTION

  5                 Opinion of Legal Counsel.

  10 AmeriResource 2005 Stock Incentive Plan. (Incorporated by reference from the Company's Form S-8, file number 33-124381, effective on April 27, 2005.).

  23                Consent of Auditors to utilize independent auditor's report.

                                                                       Exhibit 5
(Woltjen Law Firm Letterhead)


January 20, 2006

The Board of Directors
AmeriResource Technologies, Inc.
3430 E. Russell Road, Suite 317
Las Vegas, Nevada 89120

To the Board of Directors of AmeriResource Technologies, Inc.:

AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), has informed Woltjen Law Firm (the "Firm"), of its intention to file on or about January 20, 2005, a Post-Effective Amendment No. 2 to the registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning Fifty Million (50,000,000) shares (the "Shares") of its common stock, par value $0.0001 ("Common Stock"), with the Securities and Exchange Commission ("SEC"). In connection with the filing of the Registration Statement, you have requested the Firm's opinion regarding the issuance of Common Stock.

You have represented to the Firm that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that the Company is current in filing such reporting requirements with the SEC and that the Company's board of directors has authorized the filing of the Registration Statement. Based on these representations and to the best of the Firm's knowledge, the Firm is of the opinion that the Common Stock will, when sold, be legally issued, fully paid and non-assessable. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein, and is further subject to qualifications, exceptions, and limitations set forth below:

     A. The Firm expressly excepts from the opinion set forth herein any opinion or position as to whether or to what extent a Delaware court, or any other court, would apply Delaware law, or the law of any other state or jurisdiction except the federal law of the United States of America, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.

     B. In rendering this opinion, the Firm assumed that the Company is satisfying the various substantive requirements of Form S-8. The Firm, therefore, expressly disclaims any opinion regarding the Company's compliance with such requirements.

     C. The Firm expressly excepts from the opinion set forth herein any opinion concerning the need for compliance by any party, specifically by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware, or any other jurisdiction.

     D. In expressing the opinion set forth herein, the Firm assumed the authenticity and completeness of all corporate documents, records and instruments provided to the Firm by the Company and its representatives. The Firm assumed the accuracy of all statements of fact contained therein. The Firm further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies, or faxed copies, and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

     E. The Firm expressly excepts from the opinion set forth herein any opinion concerning the propriety of any issuance of any shares, or the consideration tendered for such shares, and any opinion concerning the tradability of any shares whether or not issued under the Registration Statement.

     F. The opinion contained herein is rendered as of the date hereof, and the Firm undertakes no obligation to advise of any changes in or any new developments which might affect any matters or opinions set forth herein, and the Firm hereby disclaims any such obligation.

This Opinion may be relied upon by you only in connection with filing of the Registration Statement, and the Firm hereby consents to the use of it as an exhibit to the Registration Statement. This Opinion may not be used or relied upon by you or any other person for any purpose whatsoever, without in each instance the Firm's prior written consent.

Sincerely,


/s/ Woltjen Law Firm
--------------------
Woltjen Law Firm

                                                                      Exhibit 23
(Clyde Bailey, P.C. Letterhead)

January 17, 2006

Board of Directors
AmeriResource Technologies, Inc.
3440 E. Russell Road, Suite 217
Las Vegas, Nevada 89120

         RE:  Use of Financial Statements in Form S-8 Registration Statement

Dear Board of Directors:

As independent public accountants for AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), we hereby consent to the use of our report included in the annual report of the Company on Form 10-KSB for the year ended December 31, 2004 in the Company's Form S-8 registration statement.

Sincerely,

/s/ Clyde Bailey
------------------
Clyde Bailey, P.C.
                                       7